Exhibit 99.2

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of November 18, 2011, by and between Liveplex Co, Ltd., a Korean corporation (the “Subscriber”), and Lexon Technologies, Inc., a Delaware corporation (the “Company”).  The Subscriber and the Company may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company has solicited investment as expressed and explained in the private placement memorandum (the “PPM”) conveyed to the Subscriber on August 17, 2011,

WHEREAS, the Subscriber desires to purchase from the Company, and the Company desires to sell to the Subscriber, Six Million (6,000,000) shares of the Ordinary Common Stock, par value $0.001 per share, of the Company.

NOW, THEREFORE, in consideration of the premises, agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree, upon the terms and subject to the conditions contained herein, as follows:

ARTICLE I.

DEFINITIONS

Section 1.01    Definitions.

“Action” shall have the meaning given to it in Section 3.01(a).

“Affiliate” shall mean any corporation, limited liability company, partnership, trust, company, unincorporated entity or other legal entity which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the legal entity specified, for which purposes “control” means the beneficial ownership of fifty percent (50%) or more of the voting interests of a legal entity or of the equivalent rights to determine the decision of such legal entity, including any investment advisor or investment manager to any fund or collective investment scheme.

“Agreement” shall have the meaning given to it in the Preamble.

“Closing” shall have the meaning given to it in Section 2.01.

“Closing Date” shall have the meaning given to it in Section 2.01.

“Company” shall have the meaning given to it in the Preamble.

“Encumbrance” shall mean any security interest, deed of trust, mortgage, debenture, option, pledge, hypothecation, charge, lien (statutory or other, including any construction, mechanics, supplier’s or repairer’s lien), restrictive covenant, easement, right-of-way, Order, Contract, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Equity Financing Transaction” shall mean the issuance and/or sale by the Company of shares of Ordinary Common Stock for cash in a bona fide financing transaction with a third party investor, the primary purpose of which is to raise funds for the Company, but excluding (a) any offering of shares which constitute less than five percent (5%) of the then outstanding number of shares of the Ordinary Common Stock, (b) any issuance of shares to, or issuance of shares upon exercise of options granted to, employees, officers or directors of the Company or any Affiliate of the Company, (c) any issuance of shares as an “equity kicker” in a debt financing, or upon conversion of debt securities or upon exercise of warrants issued in connection with any such debt financing, or (d) any issuance of shares in connection with a transaction, the primary purpose of which is not to raise funds for the Company, including but not limited to a merger or share-for-share exchange or an acquisition of a business.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Authority” shall mean any federal, state, county, municipal or other governmental authority, any political subdivision of any of the foregoing, or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity.

“HSR Act” shall mean Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

 “Laws” shall mean all statutes, regulations, conventions, treaties, protocols, by-laws, statutory orders, ministerial orders, governmental approvals, requisitions, rules, codes or specifications (and interpretations thereof), including those having application to the Parties and the transactions contemplated by this Agreement; all as of the date hereof and at any time thereafter in effect, and all as enacted, issued, promulgated, made, adopted or interpreted by any Governmental Authority, as amended, renewed and/or varied from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business or assets of the Company and its subsidiaries taken as a whole, (ii) the transactions contemplated by this Agreement, or (iii) the Shares.

 “Order” shall have the meaning given to it in Article III(c).

“Ordinary Common Stock” shall mean the Ordinary Common Stock, par value $0.001 per share, of the Company.

“Party” or “Parties” shall have the meaning given to it in the Preamble.

“Person” or “Persons” shall mean any individual, natural person, corporation, joint venture, partnership, limited partnership, limited liability company, trust, estate, business trust, association, or any other entity.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall have the meaning given to it in 3.02(d).

“Shares” shall have the meaning given to it in Section 2.01.

“Subscriber” shall have the meaning given to it in the Preamble.

ARTICLE II.

SALE AND ISSUANCE

                Section 2.01    Sale and Issuance of Shares.  Subject to the terms and conditions of this Agreement, the Subscriber agrees to purchase and the Company agrees to sell and issue to the Subscriber at the Closing, Six Million (6,000,000)  shares of the Ordinary Common Stock (the “Shares”) for $2,500,000.00 (the “Payment”) (equivalent per share price of said issuance is  approximately $0.4167.  The purchase and sale of the Shares shall take place at the offices of KL & Kim PC,  3435 Wilshire Blvd., Suite 2600, Los Angeles, CA 90010 at 10:00 a.m., on the date within 10 days after the conditions set forth herein are met but no later than November 24, 2011 (the “Closing Date”), or at such other time and place as the Company and the Subscriber mutually agree upon orally or in writing (which time and place are designated as the “Closing”).

                Section 2.02    Closing Deliverables.  At the Closing:

(a)                  The Company shall deliver to the Subscriber: (i) a certificate or certificates representing the Shares that the Subscriber is purchasing; and (ii) an officer’s certificate as set forth in Section 4.03 in form of Exhibit B;

(b) The Subscriber shall make the Payment by a check or by wire transfer in United States dollars, to an account designated at least two business days prior to the Closing in writing by the Company; and

(c) James Park and Paragon Toner Inc. shall deliver to the Subscriber: (i) the Inducement Agreement as defined in Section 4.03(e); and (ii) thestock pledge agreements, (the “Pledge Agreements”),  executed by Dimitri Felix & Associates, LLC, a New York company, Paragon Toner, Inc., Yang H. Park, and Won Young (collectively “Obligated Shareholders”),  in form of Exhibit C.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.01    Representations and Warranties of the Company.  The Company represents and warrants to the Subscriber that the following statements are true as of the date hereof and will be true as of the Closing Date:

(a)       Organization and Status of the Company.  The Company (a) is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, (b) is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not cause a Material Adverse Effect, (c) has the relevant corporate power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted, and (d) is not in breach or violation of, or default under, any provision of its organizational documents.  The Company has never approved or taken any action, nor is there any pending or (to the Company’s knowledge) threatened action, suit, arbitration, mediation, investigation or similar proceeding (or basis therefor) (an “Action”), seeking or otherwise contemplating the dissolution, liquidation, insolvency, or rehabilitation of the Company.

(b)       Power and Authority; Enforceability.  (i) the Company has the corporate power and authority necessary to consummate the transactions contemplated by this Agreement and execute, deliver, and perform this Agreement; (ii) the Company has taken all actions necessary to authorize the execution and delivery of this Agreement; and (iii) execution of this Agreement has been duly authorized, and approved by the Company’s current management, the Existing Directors (as defined in Section 4.03(d)) and/or shareholders and is binding upon and enforceable against, the Company.

(c)       No Violations.  The consummation of the transactions contemplated by this Agreement and the execution, delivery, and performance of the this Agreement by the Company will not, subject to the accuracy of the representations and warranties of the Subscriber contained herein, (i) breach any Laws to which the Company is subject to or any provision of its organizational documents, (ii) breach any contract, agreement, arrangement, commitment, instrument, document or similar understanding (whether written or oral) (“Contract”), to which the Company is a party or by which the Company is bound or to which the Company’s assets are subject, (iii) violate any order, ruling, decision, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority or arbitrator (an “Order”) with jurisdiction over the Company, (iv) result in the imposition of Encumbrances upon any assets owned by the Company or the Shares, (v) require any consent under any Contract, Order or Laws, or, if such consent is required, the Company shall have obtained the same, or (vi) trigger any rights of first refusal, preferential purchase or similar rights with respect to any of the Shares, or if such rights are triggered, the Company shall have obtained the waiver of the same, except in the case of clauses (i) through (vi) where such breach, violation, result or other event would not cause a Material Adverse Effect.

(d)       The Shares.  The Shares have been duly authorized, and when issued at the Closing, the Shares will be validly issued, fully paid and nonassessable shares of the Ordinary Common Stock.

(e)       No Undisclosed Events or Circumstances.  No event or circumstance has occurred or exists with respect to the Company or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(f)       No Undisclosed Liabilities.  The Company has no liabilities other than those disclosed, in writing to the Subscriber prior to execution of this Agreement and the Closing.

(g)       Financial Statements.  The Company’s financial statements (the “Financial Statements”) contained in its periodic reports filed with the SEC or those provided to the Subscriber have been prepared in accordance with  generally accepted accounting principles applicable in the United States of America ( “U.S. GAAP” ) applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. The Company is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization.  The Company maintains a standard system of accounting established and administered in accordance with U.S. GAAP.  It is understood and acknowledged by the Company that the Subscriber has relied on the accuracy of the Financial Statements to proceed with the transaction contemplated herein.  The Company hereby attests to the accuracy of the Financial Statements.

(h)       PPM.  The PPM contains all the material facts and does not omit any of the material facts of the Company and related to and regarding the transaction contemplated herein.  The Company acknowledges the Subscriber heavily relies on the contents of the PPM.

(i)       SEC Filings.  The Company’s filings made with the SEC pursuant to the Exchange Act, including but not limited to filings on Forms 10-K, 10-Q and 8-K, as such filings have been updated, modified, amended or superseded by subsequent filings with the SEC, did not (as of the time of such filings, as so updated, modified, amended or superseded) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.  Furthermore, the Company has timely made all filings with the SEC in compliance with any and all applicable laws.

(j)        Liabilities.  The Company’s total liabilities of any nature whatsoever, whether known or unknown, fixed or contingent, do not exceed the Maximum Liability Amount as defined in Section  4.03(c).

(k)       Outstanding Shares of the Company.  The total issued and outstanding capital stock of the Company, at the time of execution of this Agreement, consists of 492,536 of shares of the Ordinary Common Stock.

(l)        Reverse Stock Split.   The 1-631 reverse stock split, described in the Schedule 14C Information Statement filed with SEC on June 28, 2011, has become effective on July 18, 2011. The Company has received necessary approval and has taken all necessary and appropriate steps to effect the reverse stock split, including but not limited to, shareholders’ approval of the transaction and valid and appropriate notice of the adopted resolution to the other non-consenting shareholders of the Company, directors’ resolution, completion of all legal filings with the appropriate agencies, obtaining a new CUSIP number.

Section 3.02     Representations and Warranties of the Subscriber.  The Subscriber represents and warrants to the Company that the following statements are true as of the date hereof and will be true as of each Closing Date:

(a)       Status of Subscriber.  The Subscriber is a corporation duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation or organization.

(b)       Power and Authority; Enforceability.  (i) the Subscriber has the corporate power and authority necessary to consummate the purchase of the Shares and execute, deliver, and perform this Agreement; (ii) the Subscriber has taken all actions necessary to authorize the execution and delivery of this Agreement; and (iii) this Agreement has been duly authorized, executed, delivered by, and is binding upon and enforceable against, the Subscriber.

(c)       No Violations.  The consummation of the transactions contemplated by this Agreement and the execution, delivery, and performance of this Agreement by the Subscriber will not (i) breach any Law to which the Subscriber is subject or any provision of its organizational documents, (ii) breach any Contract or violate any Order to which the Subscriber is a party or by which the Subscriber is bound or to which any of the Subscriber’s assets are subject, or (iii) require any consent under any Contract, Order or Laws, other than any consents that have been obtained prior to the date hereof, except in the case of clauses (i) through (iii) where such breach, violation or other event would not cause a material adverse effect on the business or assets of the Subscriber or the transactions contemplated by this Agreement.

(d)       Legend.  The Subscriber acknowledges and agrees that any and all certificates representing any of the Shares shall contain a legend substantially to the following effect:

“THE ORDINARY COMMON SHARES (THE “SHARES”) IN LEXON TECHNOLOGIES, INC. (THE “COMPANY”) REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR NON-U.S. SECURITIES LAWS, AND AS SUCH ARE “RESTRICTED SECURITIES.  THE SHARES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR PLEDGED, IN WHOLE OR IN PART, EXCEPT BOTH (A) AS PERMITTED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE OR OTHER SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, AND (B) IN ACCORDANCE WITH THE TERMS OF THE BYLAWS OF THE COMPANY.”

Notwithstanding the foregoing and other parts of this Agreement, however, the Company shall immediately remove the legend and register the Shares upon the Subscriber’s request.

ARTICLE IV.

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 4.01     Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to each Closing of the following conditions:

(a)       No statute, rule or regulation shall have been enacted, promulgated or enforced by any court or Governmental Authority following the date hereof which prohibits or restricts the consummation of the transactions contemplated by this Agreement;

(b)       There shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated by this Agreement; and

(c)       All consents, authorizations, waivers and approvals of any Governmental Authority or other regulatory body as may be required to be obtained in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the transactions contemplated by this Agreement.

Section 4.02     Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or waiver) at or prior to each Closing of the following conditions:

(a)       The representations and warranties of the Subscriber contained in Section 3.02 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of such Closing as if made at and as of such time (provided that representations and warranties which are as of a specific date shall speak only as of such date);

(b)       The Subscriber shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to such Closing pursuant to the terms of this Agreement; and

(c)       The Company shall have received from the Subscriber an officers’ certificate certifying that the conditions set forth in Sections 4.02(a) and (b) above have been satisfied.

Section 4.03     Conditions to Obligations of the Subscriber.  The obligations of the Subscriber to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or waiver by the Subscriber) at or prior to each Closing of the following conditions:

(a)       The representations and warranties of the Company in Section 3.01 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of such Closing as if made at and as of such time (provided that representations and warranties which are as of a specific date shall speak only as of such date);

(b)       The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to such Closing pursuant to the terms of this Agreement;

(c)       Prior to the Closing, the Company shall pay off and remove any and all liabilities except for the liabilities in the amount of up to  One Hundred Fifty Thousand Dollars ($150,000) (the “Maximum Liability Amount”); however, notwithstanding the foregoing, the Subscriber shall be entitled to rely on the representations of James Park and Paragon Toner, Inc. contained in the Inducement Agreement and may complete the purchase of the subscribed shares without verifying the liabilities of Company then existing at the execution of this Agreement or at the time of Closing, in which case, the Subscriber’s failure to satisfy of itself of the condition under this subpart (c) of Section 4.03 shall not constitute or be interpreted as waiver of its rights and claims against James Park and Paragon Toner, Inc. under the Inducement Agreement or its right to exercise the power of sale over the security interest under the Stock Pledge Agreements described in parts (f) and (g) of this Section 4.03;

(d)       The Company, pursuant to its bylaws, shall cause three or more of new directors (the “New Directors”) as recommended by the Subscriber to be elected and appointed to serve as the members of the board of directors and, subsequently, all of the members of the board of directors (the “Existing Directors”) other than the New Directors to  resign or be removed from their respective offices on the Closing;

(e)       The Subscriber shall have received an Inducement Agreement (the “Inducement Agreement”), substantially in the form of Exhibit A;

(f)        The Subscriber shall have received the individual Pledge Agreements, executed by the Obligated Shareholders, substantially in the form of Exhibit C;

(g)       The Subscriber shall have received, pursuant to the Inducement Agreement and the Pledge Agreements, stock certificates representing 80,000 Shares from the Obligated Shareholders, as a security interest pledged for the purpose of securing against possible loss to the Subscriber that may arise from any hidden or unforeseen liabilities of the Company exceeding the Maximum Liability Amount;

(h)       The Subscriber shall obtain necessary government approvals (including approval from the Bank of Korea) with respect to consummation of the proposed transaction contemplated herein; and

(i)        The Subscriber shall have received from the Company an officers’ certificate certifying that the conditions set forth in Sections 4.03(a), (b), and (c) have been satisfied in form of Exhibit B.

ARTICLE V.

COVENANTS OF THE PARTIES

Section 5.01     Securities Law Compliance and Filing Requirements.

(a)       The Company hereby agrees that it, its Affiliates, and any representative or nominee that it may have on the Board of Directors of the Company (collectively, the “Company Parties”), shall comply with all applicable Laws with respect to the acquisition, disposition or ownership of the Shares and any other securities of the Company, including but not limited to making any and all required filings with the SEC.

(b)       The Company hereby agrees that, to the extent necessary and appropriate to effectuate the transactions contemplated by this Agreement, it shall file with the SEC an Information Statement pursuant to Regulation 14C of the Exchange Act and distribute such Information Statement to the stockholders of the Company.

(c)       The Company hereby agrees that it shall timely file with the SEC necessary and appropriate reports.

Section 5.02     HSR Act.  If and to the extent required in connection with the Subscriber’s acquisition of the Shares pursuant to this Agreement, each of the Parties will (a) take all actions necessary to make the filings required of such Party or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by such Party or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with the other Party in connection with such other Party’s filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

Section 5.03     Right of First Refusal.  If at any time while the Subscriber has continuously owned shares of the Ordinary Common Stock, the Company proposes to issue shares of the Ordinary Common Stock, or proposes to sell shares of the Ordinary Common Stock held in treasury, in an Equity Financing Transaction, the Company shall provide notice to the Subscriber in advance of such proposed Equity Financing Transaction, which notice shall specify the number of such shares proposed to be issued or sold, the proposed price or range of prices per share, and such other terms and conditions thereof as the Company shall deem to be material.  The Subscriber shall have the right, but not the obligation, to purchase a portion of such newly issued or treasury shares of the Ordinary Common Stock equal to (and not less than) the proportional number of shares held by the Subscriber at the time of its receipt of such notice (rounded to the nearest whole share).  If the Subscriber decides to exercise its right to so purchase a portion of such newly issued or treasury shares, the Subscriber must deliver to the Company, within seven (7) calendar days of receipt of the Company’s notice, a notice indicating the number of shares it intends to so purchase, and irrevocably committing to purchase such shares on the terms and conditions of the Equity Financing Transaction.  If the Company timely receives such notice from the Subscriber and proceeds to consummate the Equity Financing Transaction, the Company shall issue and/or sell to the Subscriber, and the Subscriber shall purchase from the Company, such proportionate number of shares of the Ordinary Common Stock on the terms and conditions of the Equity Financing Transaction.

Section 5.04     Registration Requirement. Upon the Subscriber’s request at any time after the Closing, the Company shall register the Shares with the SEC and remove the legend referred to in Section 3.02(d) on certificates.

ARTICLE VI.

MISCELLANEOUS

Section 6.01     Entire Agreement.  This Agreement, together with all schedules, exhibits, annexes or other attachments hereto, and the certificates, documents, instruments and writings that are delivered pursuant hereto or thereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 6.02     No Third Party Beneficiary.  Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the Subscriber and the Company.

Section 6.03     Assignment; Binding Effect.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any such assignment by a Party without prior written approval of the other Party will be deemed invalid and not binding on such other Party.  All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

Section 6.04     Notices.  All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and must be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, to the intended recipient at the address set forth for the recipient on the signature page (or to such other address as any Party may give in a notice given in accordance with the provisions hereof).  All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, or (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day.  Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

If to the Subscriber:

Liveplex Co., Ltd.
A&GEM Building 5th Floor,
Shinsa-Dong, Gangnam-Gu
Seoul, Korea
Fax:  82-32-3446-4873
Attention:  Byung Jin Kim, President

with a copy to:

KL & Kim PC
3435 Wilshire Blvd., Suite 2600
Los Angeles, California 90010
Fax: (213) 382-3501
Attention: Hansin (Scott) Kim, Esq.

If to the Company:

Lexon Technologies, Inc.
14830 Desman Road
La Mirada, California 90638
Fax:  (714) 522 - 0253
Attention:  James Park, CEO

Section 6.05     Headings.  The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

Section 6.06     Governing Law; Jurisdiction; Attorneys’ Fees.  This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law principles.  The parties submit to the exclusive jurisdiction and venue of the courts of the State of California for the resolution of all disputes relating to this Agreement and the transactions contemplated hereby.  If any litigation or other enforcement proceeding is commenced in connection with this Agreement, then the prevailing party shall be entitled to receive payment of its reasonable attorneys’ fees and expenses and court costs from the other party.

Section 6.07     Amendment; Extensions; Waivers.  No amendment, modification, waiver, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing and signed by all of the Parties.  Each waiver of a right hereunder does not extend beyond the specific event or circumstance giving rise to the right.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.  Neither the failure nor any delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor does any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

Section 6.08     Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any Party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the Parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

Section 6.09     Survival.  The representations of the Company contained in Section 3.01 and the agreements and covenants set forth in Sections 5.01, 5.03, and 5.04, and in Article VI, shall survive the Closing

Section 6.10     Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  This Agreement will become effective when one or more counterparts have been signed by each Party and delivered to the other Parties.

Section 6.11     Construction.  This Agreement has been freely and fairly negotiated among the Parties.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.  The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”  The word “person” includes individuals, entities and Governmental Bodies.  Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The Parties intend that each representation, warranty and covenant contained herein will have independent significance.  If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Company and the Subscriber have executed this Agreement as of the date first written above.

COMPANY

LEXON TECHNOLOGIES, INC.

By:	/s/ James Park
	Name:	James Park
	Title:	CEO

SUBSCRIBER

LIVEPLEX CO, LTD.

By:	/s/ B.J. Kim
	Name:	B.J. Kim
	Title:	President

Signature Page

EXHIBIT A

Inducement Agreement

This Inducement Agreement (the “Inducement Agreement”) is made of November 18, 2011, by and among James Park, an individual (“James”), Paragon Toner, Inc., a California corporation (“Paragon”), Dimitri Felix & Associates, LLC, a New York limited liability company (“Dimitri”), Yang H. Park, an individual (“Yang”), Won Young, an individual (“Won”) and LivePlex Co., Ltd., a Korean corporation (with its successors, transferees, assigns and designees, “Subscriber”).

WHEREAS, Subscriber and Lexon Technologies, Inc., a Delaware corporation (the “Company”), shall enter into the Subscription Agreement of even date herewith (the “Subscription Agreement”), and Subscriber shall purchase 6,000,000 shares of ordinary common of the Company;

WHEREAS, James is the Chief Executive Officer of the Company;

WHEREAS, Paragon was spun-off with the Company’s assets, and Paragon has agreed to pay for all debts and liabilities which the Company had incurred and owed in connection with those properties conveyed to Paragon (the “Paragon Liabilities”);

WHEREAS, Paragon represents to Subscriber that Paragon has cause the Company be released from the Paragon Liabilities or has procured such release either by assignment of those liabilities to Paragon or otherwise satisfaction of the liabilities in full;

WHEREAS, the Company, James, Paragon, Dimitri, Yang, and Won (hereinafter, individually “Insider” or collectively “Insiders”), jointly and severally, represent and warrant to Subscriber that the Company’s total liabilities at the time of execution of the Subscription Agreement and the Closing (as defined in the Subscription Agreement) will not exceed One Hundred Fifty Thousand Dollars ($150,000.00) (the “Maximum Liability Amount”) as set forth in Section 4.03(c) of the Subscription Agreement;

WHEREAS, to induce Subscriber to enter into the transaction contemplated by the Subscription Agreement, each of the Insiders have agreed, jointly and severally, to be personally responsible for any and all injuries to Subscriber if the total sum of all liabilities of the Company at each of the execution of Subscription Agreement and the Closing is later determined to be greater than the Maximum Liability Amount,

WHEREAS, pursuant to this Inducement Agreement and the individual Stock Pledge Agreements of even date between Subscriber and each of Paragon, Dimitri, Yang and Won (collectively, the “Obligated Shareholders”); the Obligated Shareholders have collectively agreed to irrevocably pledge to Subscriber Eighty Thousand (80,000) shares (the “Pledged Shares”) of ordinary common stock of the Company to Subscriber as partial security for any and all obligations of Insiders under this Inducement Agreement.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.      CERTIFICATION BY INSIDERS.  Each Insider jointly and severally, hereby certify that the Company’s total liabilities (the “Liabilities”) of any nature whatsoever, whether known or unknown, fixed or contingent, at the time of execution of the Subscription Agreement and at the Closing will not exceed the Maximum Liability Amount.

2.      PERSONAL LIABILITY OF INSIDERS.  Each Insider hereby agree to be personally liable, jointly and severally, and promptly pay on demand for any and all damages of Subscriber that may result, either directly, indirectly, and/or consequentially, if the Liabilities of the Company at the time of execution of the Subscription Agreement or at the Closing were to exceed the Maximum Liability Amount as reasonably determined by Pledgee.

The Insiders and Subscriber further agree that Subscriber’s such damage, if any, shall not be less than the sum of (1) the excess amount of the Company Liabilities over the Maximum Liability Amount, either at the time of execution of Subscription Agreement or at the Closing and (2) interests thereon at a maximum legal rate.

Notwithstanding the foregoing, the Liabilies Dimitri, Yang and Won shall be responsible for shall not exceed their pledged shares pursuant to Section 3 hereof except for their own fault such as negligence and recklessness.

3.      PLEDGE.  The Obligated Shareholders shall execute, deliver and perform the respective Pledge Agreement, including delivering to Subscriber a share certificate representing 80,000 shares of ordinary common stock of the Company.

It is understood that pursuant to Section 8 of the Pledge Agreement, Subscriber will release the Pledged Shares in 8 months from the Closing unless Subscriber determines that the Liability of the Company exceeds the Maximum Liability Amount, in which case, the Pledge Agreement shall continue in effect beyond the initial 8-month period, and Subscriber shall continue to have physical custody of the Pledged Shares until Insiders fully compensate and repay any and all damages to Subscriber or otherwise a resolution is reached between Insiders and Subscriber.

Notwithstanding the foregoing and other parts of the Inducement Agreement, release of the Pledged Shares pursuant to Section 8 of the Pledge Agreement shall not be interpreted as satisfaction of Obligors’ liabilities hereunder or termination of this Inducement Agreement.

4.      INDEPENDENT OBLIGATIONS.  The Obligors’ obligations under this Inducement Agreement to pay for Subscriber’s loss are separate and independent obligations apart from any obligation that the Company may owe to Subscriber in relation to the Subscription Agreement, and such, this Inducement Agreement is not intended to be and shall not be construed as a guaranty by Insiders for payment of any obligations that the Company may be found to be liable to Subscriber.

5.      WAIVER OF SUBROGATION.  To the extent that there exists any right of subrogation by any of the Insiders against the Company in connection with Insiders’ agreement to be personally responsible for Subscriber’s damages, each Insider hereby waive all rights of subrogation against the Company.

6.      WAIVER AND AMENDMENT. This Inducement Agreement or any provisions hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the parties. This Inducement Agreement represents the entire agreement of the parties herein with regard to the subject matter hereof, and it supersedes all prior or contemporaneous discussions, negotiations, commitments and agreements with regard to such subject matter.

7.      GOVERNING LAW.  This Inducement Agreement shall be governed by the laws of the State of California.  Any claim or controversy arising out of or related to this Inducement Agreement or any breach hereof shall be submitted to a court of competent jurisdiction in the State of California.

8.      ATTORNEY’S FEES, COSTS. If Subscriber is required to enforce any of the obligations of the Obligors by legal proceedings, the Obligors shall pay to Subscriber all costs incurred, including, without limitation, reasonable attorneys’ fees.

9.      NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand or by facsimile transmission, or upon receipt when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses:

a.      If to Subscriber:

Liveplex Co, Ltd.
A&GEM Building 5th Floor,
Shinsa-Dong, Gangnam-Gu
Seoul, Korea
Fax:  82-32-3446-4878
Attention:  Byung Jin Kim, President

with a copy to:

KL & Kim PC
3435 Wilshire Blvd., Suite 2600
Los Angeles, California 90010
Fax: (213) 382-3501
Attention: Hansin (Scott) Kim, Esq.

b.      If to James:

James Park
14830 Desman Road
La Mirada, California 90638
Fax:  (714) 522 – 0253

c.      If to Paragon:

Paragon Toner, Inc.
14830 Desman Road
La Mirada, California 90638
Fax:  (714) 522 – 0253
Attention: James Park, CEO

d.      If to Dimitri:

Dimitri Felix & Associates LLC
48 Wall Street 11th Fl.
New York, NY 10005
Fax: (714) 522-0253
Attention: Rok Hur, President

e.      If to Yang:

Yang H. Park
13954 Dellbrook Street
Corona, California, 92880
Fax: (714) 522-0253

f.      If to Won:

Won Young
364 Trabuco Canyon Way
Brea, California, 92821
Fax: (714) 522-0253

10.      SUCCESSORS.  All the covenants and provisions of this Inducement Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and transferees.

11.      SEVERABILITY.  If any provision of this Inducement Agreement shall be held to be invalid and unenforceable, such invalidity or unenforceability shall not affect any other provision of this Inducement Agreement.

12.      MUTUAL PARTICIPATING IN DRAFTING. The parties acknowledge that they have all participated in the drafting of this Inducement Agreement, and the language of all parts of this Inducement Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.

13.      NON-EXCLUSIVE REMEDY, NO WAIVER.  The rights and remedies of Subscriber provided for in this Inducement Agreement shall be deemed to be cumulative and concurrent and shall be in addition to every other such right, power or remedy.  The exercise or beginning of the exercise by Subscriber of any one or more of the rights, powers or remedies provided for in this Inducement Agreement or any other document or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Subscriber of all such other rights, powers or remedies, and no failure or delay on the part of Subscriber to exercise any such right, power or remedy shall operate as a waiver thereof.

IN WITNESS WHEREOF, the undersigned have caused this Inducement Agreement to be executed as of the date first written above.

James Park

James Park, CEO
Paragon Toner, Inc.

Rok Hur, President
Dimitri Felix & Associates LLC

Yang H. Park

Won Young

EXHIBIT B
Officer’s Certificate

Lexon Technologies, Inc.
Officer’s Certificate

The undersigned, James Park, as Chief Executive Officer of Lexon Technologies, Inc., a Delaware corporation (the ‘Company”), pursuant to the Subscription Agreement conveyed to the Subscriber on November 18, 2011 (the “Subscription Agreement”; capitalized terms not defined herein shall have the meanings ascribed to them in the Subscription Agreement) between the Company and Liveplex Co., Ltd., a Korean corporation, HEREBY CERTIFIES WITH DIRECT AND PERSONAL KNOWLEDGE AND UNDER PENALTY OF PERJURY that:

(a)       The representations and warranties of the Company in Section 3.01 of the Subscription Agreement are true and correct in all material respects as of the date of this Agreement and as of such Closing as if made at and as of such time (provided that representations and warranties which are as of a specific date shall speak only as of such date);

(b)       The Company has performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement;

(c)       The Company has paid off and removed any and all liabilities except for the liabilities which the Subscriber agrees in writing to the Company’s continuing assumption prior to the Closing; and

IN WITNESS WHEREOF, this Certificate to be executed by the undersigned with personal knowledge on and as of the __th day of ________, 2011.

Lexon Technologies, Inc.

James Park, CEO